UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IMPERIAL SUGAR COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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(2)	Aggregate number of securities to which transaction applies:

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(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

January 21, 2011

Dear Fellow Shareholder:

According to our latest records, we have not received your voting instructions for the important annual meeting of Imperial Sugar Company to be held on Friday, February 18, 2011. Your vote is extremely important, no matter how many shares you hold.

For the reasons set forth in the proxy statement, dated January 4, 2011, the Board of Directors unanimously recommends that you vote “FOR” the election of the three directors named in the proxy (Proposal 1), “FOR” the approval of the amendment and restatement of the Company’s Long Term Incentive Plan (Proposal 2), “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (Proposal 3), “FOR” the approval of the compensation of the Company’s named executive officers (Proposal 4) and “1 YEAR” on the frequency for future non-binding advisory votes on the compensation of the Company’s named executive officers (Proposal 5).

Please sign, date and return the enclosed proxy card as soon as possible or, alternatively, you can vote via the Internet or telephone (see the instructions below).

Your vote is very important, regardless of the number of shares that you own. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

/s/ Louis T. Bolognini
Louis T. Bolognini
Secretary

You may use one of the following simple methods to promptly provide your voting instructions:

1.

Vote by Internet: Go to the website www.proxyvote.com. Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions. The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

2.	Vote by Telephone: Call toll-free (800) 454-8683. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.